                                                                      Exhibit 99

Contact:  Jeanie Herbert                                          (714) 773-7620
          Manager, Investor Relations


               BECKMAN COULTER ANNOUNCES TWO-FOR-ONE STOCK SPLIT,
                               INCREASES DIVIDEND


         FULLERTON, California, -- October 5, 2000 -- Beckman Coulter, Inc. (NYSE: BEC) announced today that its Board of Directors has declared a two-for-one stock split of the Company's common stock in the form of a 100 percent stock dividend payable on December 7, 2000. The split entitles each stockholder of record on November 15, 2000 to receive one additional share of common stock for every share held on that date. Trading will begin on a split-adjusted basis on December 8, 2000.

         The Board also approved an increase in the quarterly cash dividend from $0.16 per share to $0.17 per share on a pre-split basis, payable on November 10, 2000, to stockholders of record on October 20, 2000.

         "These actions by the Board of Directors reflect Beckman Coulter's strengthening positions in our core markets of life science research and clinical diagnostics. Beckman Coulter is well positioned to capitalize on the explosion of science that is fueling the development of new therapeutics and transforming the practice of medicine," commented Chairman, President and Chief Executive Officer John P. Wareham.

         Beckman Coulter, Inc. is a leading provider of instrument systems and complementary products that simplify and automate processes in life science and clinical laboratories. The company's products are used throughout the world in all phases of the battle against disease, from pioneering medical research and drug discovery to diagnostic testing that aids in patient treatment. Annual sales for the company totaled $1.8 billion in 1999, with approximately half of this amount generated outside the United States. For more information visit www.beckmancoulter.com.